November 6, 2007
PRIVATE & CONFIDENTIAL
Mr. Nathan W. Franke
18172 Rainier Drive
Santa Ana, CA 92705

Dear Nate:

We are pleased to extend to you an offer of employment with Resources Global Professionals as Executive Vice President and Chief Financial Officer in our Resources Service Center located in Irvine. Below, enumerated are the terms and conditions of your offer.

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Your starting salary will be $300,000 per annum, payable in bi-weekly installments. In addition, you will be eligible for bonus consideration annually based on your contribution for that year subject to the company’s Executive Incentive Plan.

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We intend to grant you 25,000 stock options at a fair market value price on the next option award date following your hire date. The company grants options each quarter, at the fair market value on the first market date in January, April, July and October. These options are granted subject to the company's 2004 Performance Incentive Plan and receipt of your signed offer letter by the Stock Plan Administrator.

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Your start date will be a mutually agreed upon date. Your employment with Resources is conditional upon the satisfactory completion of a background and reference check. Resources will notify you upon release of all contingencies. Please note: Notice should not be given to your current employer until all contingencies have been released. Furthermore, employment with Resources cannot commence until all contingencies have been released.

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Resources' current benefit program covers group insurance benefits. The comprehensive group insurance benefit program includes medical, vision, dental, long-term disability, basic, optional and dependent life insurance options, and a flexible spending plan. Resources underwrites 70 percent of your medical, vision, dental, long-term disability and basic life insurance election. Eligibility for health programs will start sixty (60) days from the first day of the calendar month following your date of hire. You may want to explore COBRA coverage from your current employer prior to becoming eligible for Resources benefits.

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There is also a comprehensive Personal Time Off Program. Under this program you will accrue 28 paid personal days off per year, and under this plan you are not asked to account for the time off; i.e., vacation, sick leave or personal time, etc.

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We have a voluntary 401(k) plan with an annual discretionary matching contribution and an Employee Stock Purchase Plan that allows eligible employees to purchase shares of the company’s stock at a 15% discount.

In order to comply with the Immigration Reform and Control Act of 1986, it will be necessary for you to provide documentation verifying your employment eligibility. You will also be required to sign the enclosed Resources' Confidentiality, Inventions and Non-Solicitation Agreement.

Your employment will be at-will and this offer does not create a contract of employment or employment for a specified term. This letter and our employment application are intended to be the final, complete, and exclusive statement of the terms of the offer of employment to you.

Mr. Nathan W. Franke
November 6, 2007

To confirm your acceptance of our offer and the terms of this letter, please sign below in the space provided and return the original letter to us within four (4) business days from the date of this letter, along with the signed agreement. This offer will expire on November 12, 2007. Please retain one copy of the letter for your records. If there are any concerns regarding the background check, please notify me as soon as possible.

Nate, I personally want to express to you our enthusiasm about your involvement with Resources Global Professionals. If you have any issues or concerns regarding the acceptance of your new position, please contact me. We look forward to your participation and extend best wishes in this new endeavor.

Sincerely,

Kate W. Duchene
Chief Legal Officer
Executive Vice President of Human Resources

I hereby accept Resources Global Professionals’ employment offer as described in this letter. I understand that my acceptance of this offer does not constitute an employment contract and that this offer of employment may be terminated, either by Resources Global Professionals or myself at anytime, for any reason, with or without notice.

Signature	Date

Resources Global Professionals is an Equal Opportunity Employer.